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                                                                Neil G. O'Rourke
                                                       Direct Dial: 336-721-3752
                                                        Direct Fax: 336-726-6997
                                                       E-mail: NOrourke@wcsr.com


November 10, 1999


BB&T Corporation
200 West Second Street
Winston-Salem, North Carolina 27101


     Re: Registration Statement on Form S-4 (the "Registration Statement") with respect to shares to be issued pursuant to the Agreement and Plan of Reorganization, dated as of July 28, 1999 (the "Reorganization Agreement"), by and between Premier Bancshares, Inc., a Georgia corporation ("Premier"), and BB&T Corporation, a North Carolina corporation ("BB&T")

     ___________________________________________________________________________


Ladies and Gentlemen:

     We have acted as counsel to BB&T in connection with the registration of 17,628,703 shares of its Common Stock, par value $5.00 per share (the "BB&T Common Stock"), issuable pursuant to the Reorganization Agreement, as set forth in the Registration Statement that is being filed on the date hereof by BB&T with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Securities Act"). This opinion is provided pursuant to the requirements of Item 21(a) of Form S-4 and Item 601(b)(8) of Regulation S-K. All capitalized terms not otherwise defined herein shall have the meanings given to them in the Reorganization Agreement.

     In the Merger, Premier will merge into BB&T pursuant to North Carolina and Georgia law, and each outstanding share of Premier Common Stock and Premier Preferred Stock is to be converted into a number of shares of BB&T Common Stock determined under a formula in the Reorganization Agreement. Also, cash will be paid in lieu of issuance of fractional shares. Premier's shareholders holding Premier Preferred Stock are entitled by state law to dissent from the Merger.

     In giving this opinion we have reviewed, and with your permission we have relied upon, the representations and warranties contained in and the facts described in the Reorganization Agreement, the Registration Statement, and certificates dated November 8, 1999 in which officers of Premier and officers of BB&T make certain representations on behalf of Premier and BB&T, respectively, regarding the Merger (the "Tax Certificates"). We also have reviewed such other documents as we have considered necessary and appropriate for the purposes of this opinion.
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                                                               BB&T Corporation
                                                               November 10, 1999
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     In giving this opinion we have with your permission assumed that the statements in the Tax Certificates are true, correct and complete as of the date of this opinion, and any representation or statement made "to the best of knowledge" or similarly qualified is correct without such qualification. As to all matters in which a person or entity has represented that such person or entity either is not a party to, or does not have, or is not aware of, any plan or intention, understanding or agreement, we have assumed that there is in fact no such plan, intention, understanding or agreement. We also assume that (a) the Merger will be consummated in accordance with the Reorganization Agreement, (b) Premier's only outstanding stock (as that term is used in Section 368 of the Internal Revenue Code of 1986, as amended (the "Code")) is the Premier Common Stock and the Premier Preferred Stock, and (c) the Rights attached to the shares of BB&T Common Stock issued in the Merger will not be exchanged by BB&T for any part of the value of the Premier Common Stock and Premier Preferred Stock, and such Rights will have no ascertainable fair market value at the Effective Time.

     Based on the foregoing, and subject to the limitations herein, we are of the opinion that under existing law, upon consummation of the Merger in accordance with the Reorganization Agreement, for federal income tax purposes:


          (1) The Merger will constitute a "reorganization" within the meaning of section 368 of the Code.

          (2) No gain or loss will be recognized by Premier or BB&T by reason of the Merger.

          (3) No gain or loss will be recognized by the shareholders of Premier upon the receipt of BB&T Common Stock (including any fractional share interest to which they may be entitled) solely in exchange for their shares of Premier Common Stock and Premier Preferred Stock.

          (4) A shareholder of Premier who receives cash in lieu of a fractional share of BB&T Common Stock will recognize gain or loss as if the fractional share has been received and then redeemed for cash equal to the amount paid by BB&T in respect of such fractional share, subject to the provisions and limitations of section 302 of the Code.

          (5) A shareholder of Premier who owns Premier Preferred Stock and who receives a cash payment pursuant to the exercise of dissenter's rights will recognize gain or loss in an amount equal to the difference between the amount received and his or her basis in the Premier Preferred Stock surrendered.

          (6) The tax basis in the BB&T Common Stock received by a Premier shareholder (including any fractional share interest deemed received) will be the same as
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                                                               BB&T Corporation
                                                               November 10, 1999
                                                                          Page 3

               the tax basis in the Premier Common Stock and Premier Preferred Stock surrendered in exchange therefor.

          (7) The holding period for BB&T Common Stock received (including any fractional share interest deemed received) in exchange for shares of Premier Common Stock and Premier Preferred Stock will include the period during which the shareholder held the shares of Premier Common Stock and Premier Preferred Stock surrendered in the exchange, provided that the Premier Common Stock and Premier Preferred Stock were held as capital assets at the Effective Time.

     We express no opinion as to the laws of any jurisdiction other than the United States of America. Further, our opinion is limited to the specific conclusions set forth above, and no other opinions are expressed or implied. The opinions stated with respect to shares of Premier Common Stock and Premier Preferred Stock do not apply to any stock rights, warrants or options to acquire Premier Common Stock. or Premier Preferred Stock. The opinions stated as to Premier shareholders are general in nature and do not necessarily apply to any particular Premier shareholder, and, for example, may not apply to shareholders who are corporations, trusts, dealers in securities, financial institutions, insurance companies or tax exempt organizations; or to persons who are not United States citizens or resident aliens or domestic entities (partnerships or trusts), are subject to the alternative minimum tax (to the extent that tax affects the tax consequences), or are subject to the "golden parachute" provisions of the Code (to the extent that tax affects the tax consequences); or to shareholders who acquired Premier Common Stock or Premier Preferred Stock pursuant to employee stock options or otherwise as compensation if such shares are subject to any restriction related to employment, who do not hold their shares as capital assets, or who hold their shares as part of a "straddle" or "conversion transaction."

     This opinion represents our best legal judgment, but it has no binding effect or official status of any kind. Changes to the Code or in regulations or rulings thereunder, or changes by the courts in the interpretation of the authorities relied upon, may be applied retroactively and may affect the opinions expressed herein. This opinion is rendered based upon applicable laws, rules and regulations as in effect on the date hereof, and we assume no duty or responsibility to inform you of any changes hereafter in our opinion due to any change hereafter in such laws, rules and regulations. Any material defect in any assumption or representation on which we have relied would adversely affect our opinion.

     We furnish this opinion to you solely to support the discussion set forth under the headings "SUMMARY--No Federal Income Tax on Shares Received in Merger," "THE MERGER--The Merger Agreement--Conditions to the Merger," and "THE MERGER--Material Federal Income Tax Consequences of the Merger" in the Registration Statement, and we do not consent to its use for any other purpose. We hereby consent to be named in the Registration Statement under the foregoing headings and to the filing of a copy of this opinion as Exhibit 8 to the Registration Statement. In giving
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                                                               BB&T Corporation
                                                               November 10, 1999
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this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.


                              Very truly yours,

                              WOMBLE CARLYLE SANDRIDGE & RICE
                              A Professional Limited Liability Company


                              By: /s/ Neil G. O'Rourke
                                 -------------------------------
                                 Neil G. O'Rourke